                                                                Exhibit 99.1

For Immediate Release
---------------------
November 17, 2005

           NORDSTROM REPORTS THIRD QUARTER EARNINGS PER SHARE OF 39 CENTS

    SEATTLE - November 17, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $107.5 million, or $0.39 per diluted share, for the third quarter ended October 29, 2005. For the same period last year, net earnings and earnings per diluted share were $77.8 million and $0.27, respectively.

Total sales for the third quarter of 2005 increased 8.0 percent, to $1.7 billion, compared to sales of $1.5 billion in the same period last year. Third quarter same-store sales increased 5.9 percent.
THIRD QUARTER HIGHLIGHTS
Net earnings increased 38 percent in the third quarter compared to the same quarter last year, reflecting strong sales momentum and ongoing operating improvements. The company remains committed to providing a differentiated shopping experience and delivering superior long-term financial performance.

    - Same-store sales increased 5.9 percent for the quarter, higher than the company's 3 to 5 percent same-store sales guidance.

    - Gross profit, as a percent of sales, increased 34 basis points, primarily as a result of sales leverage on buying and occupancy expenses.

    - Disciplined expense management, combined with higher than plan sales, resulted in a 130 basis point reduction in selling, general and administrative expenses on a percent to sales basis.

    - Income tax expense was reduced $6.3 million, or $0.02 per diluted share, due to the final determination of the company's fiscal 2004 tax expense and the completion of tax return audits for earlier years.

YEAR-TO-DATE RESULTS

    Year-to-date net earnings increased 42 percent to $360.9 million for the period ended October 29, 2005, compared to net earnings of $253.5 million for the same period last year. Earnings per share for the same periods were $1.30 and $0.89, respectively.

    Year-to-date total sales increased 7.9 percent to $5.4 billion compared to prior year sales of $5.0 billion. Same-store sales increased 6.1 percent.

EXPANSION UPDATE

    During the third quarter Nordstrom opened two full-line stores: one in San Antonio, Texas at The Shops at La Cantera, and the other in Irvine, Calif. at The Irvine Spectrum. The final new store planned for this year was opened November 11th in Dallas, Texas at the NorthPark Center. Gross square footage for the year has increased approximately 3.4 percent, from 19,397,000 to 20,058,000.

QUARTERLY DIVIDEND

    The company's Board of Directors has approved a quarterly dividend of $0.085 per share, payable on December 15, 2005, to shareholders of record on November 30, 2005.

SHARE REPURCHASE

    Nordstrom repurchased approximately 4,703,000 shares of common stock during the third quarter for a total of $172.4 million. The resulting reduction in weighted average shares outstanding increased diluted earnings per share approximately $0.01 for the quarter.

2005 OUTLOOK

    For the fiscal year ending January 28, 2006, the company is raising its prior earnings per share outlook of $1.80-$1.90 to $1.90-$1.95. This would represent a 38 to 41 percent increase over the prior year. For the fourth quarter, the company expects low single digit same-store sales growth and earnings per share in the range of $0.60 to $0.65.

CONFERENCE CALL INFORMATION:
    Company management will be hosting a conference call and webcast to discuss third quarter results at 4:15p.m.(ET) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 888-562-4353. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

    Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                                      NORDSTROM, INC.
                        CONSOLIDATED STATEMENTS OF EARNINGS - 3rd Quarter (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales(1)  Quarter     % of sales
                                         ended    (except as       ended     (except as
                                      10/29/05     indicated)   10/30/04      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,666,130       100.0%    $1,542,075       100.0%
Cost of sales and related buying
  & occupancy costs                 (1,058,452)      (63.5%)     (984,908)      (63.9%)
                                     ---------                  ---------
Gross profit                           607,678        36.5%       557,167        36.1%
Selling, general and administrative
   expenses                           (481,768)      (28.9%)     (465,769)      (30.2%)
                                      --------                   --------
Operating income                       125,910         7.6%        91,398         5.9%
Interest expense, net                  (10,248)       (0.6%)      (13,485)       (0.9%)
Other income including
   finance charges, net                 47,350         2.8%        45,000         2.9%
                                      --------                   --------
Earnings before income taxes           163,012         9.8%       122,913         8.0%
Income tax expense                     (55,559)      (34.1%)(2)   (45,085)      (36.7%)(2)
                                      --------                   --------
Net earnings                          $107,453         6.4%       $77,828         5.0%
                                      ========                   ========
Earnings per share
     Basic                              $ 0.40                     $ 0.28
     Diluted                            $ 0.39                     $ 0.27

ADDITIONAL DATA
---------------
Weighted average shares outstanding

     Basic                             271,599                    281,395
     Diluted                           277,293                    286,298




(1)Totals and subtotals may not foot due to rounding.

(2)Percent of earnings before income taxes.

                                    NORDSTROM, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
       (unaudited; amounts in thousands, except per share data and percentages)

                                  Year-to-Date    % of sales(1) Year-to-Date     % of sales
                                         ended    (except as           ended     (except as
                                      10/29/05     indicated)       10/30/04      indicated)
                                        ------     ---------          ------      ---------
Net sales                           $5,427,042       100.0%       $5,031,045       100.0%
Cost of sales and related buying
  & occupancy costs                 (3,452,132)      (63.6%)      (3,228,732)      (64.2%)
                                     ---------                     ---------
Gross profit                         1,974,910        36.4%        1,802,313        35.8%
Selling, general and administrative
   expenses                         (1,498,386)      (27.6%)      (1,454,736)      (28.9%)
                                      --------                      --------
Operating income                       476,524         8.8%          347,577         6.9%
Interest expense, net                  (33,791)       (0.6%)         (64,260)       (1.3%)
Other income including
   finance charges, net                135,052         2.5%          127,489         2.5%
                                      --------                      --------
Earnings before income taxes           577,785        10.6%          410,806         8.2%
Income tax expense                    (216,876)      (37.5%)(2)     (157,336)      (38.3%)(2)
                                      --------                      --------
Net earnings                          $360,909         6.7%         $253,470         5.0%
                                      ========                      ========
Earnings per share
     Basic                              $ 1.32                        $ 0.90
     Diluted                            $ 1.30                        $ 0.89

ADDITIONAL DATA
---------------
Weighted average shares outstanding

     Basic                             272,683                       280,361
     Diluted                           278,399                       285,736

Investor Contact:                     Media Contact:
Stephanie Allen, 206-303-3262         Deniz Anders, 206-373-3038


(1)Totals and subtotals may not foot due to rounding.

(2)Percent of earnings before income taxes.